FIRST AMENDMENT TO LEASE AGREEMENT
THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into of this 3rd day of November, 2015, by and between BG SCENIC POINT OFFICE 2, L.C., a Utah limited liability company (the “Landlord”), and HEALTHEQUITY, INC., a Delaware corporation (the “Tenant”).
RECITALS:
A.Landlord and Tenant entered into that certain Lease Agreement dated May 15, 2015 (the “Lease”), pursuant to which Landlord leased to Tenant approximately 50,000 rentable square feet of space consisting of the entire second (2nd) and third (3rd) floors of the Building (as defined in the Lease) (the “Leased Premises”).
B.    Pursuant to the Lease, Tenant was not required to commence paying rent on the portion of the Leased Premised constituting the Second Expansion Premises (as defined in the Lease) until the earlier to occur of (i) the date Tenant conducted business within the Second Expansion Premises, or (ii) three (3) weeks after the first (1st) anniversary of the First Expansion Premises Rent Commencement Date (as defined in the Lease) (the “Second Expansion Premises Rent Commencement Date").
C.    Pursuant to the Lease, Tenant is not permitted to occupy the Second Expansion Premises except for the period which is three (3) weeks prior to the Second Expansion Premises Rent Commencement Date, except for storage and staging purposes.
D.    Tenant desires to occupy the Second Expansion Premises at the same time as Tenant occupies the First Expansion Premises and Landlord has agreed to permit Tenant to occupy the Second Expansion Premises on the terms set forth herein.
AGREEMENT:
NOW, THEREFORE, for the foregoing purposes, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.Recitals; Defined Terms. The Recitals set forth above are incorporated herein and into the Lease by reference. Capitalized terms used but not defined herein shall have their meanings set forth in the Lease.

2.Amendment to Section 2.2. Section 2.2 of the Lease is hereby deleted in its entirety and replaced with the following:

“2.2    Commencement Date. The term of this Lease shall commence on the date which is ninety (90) days after the Actual Turnover Condition Date (as defined in Exhibit “C”) has occurred with respect to the First Expansion Premises and the Second Expansion Premises (the “Commencement Date”), which is estimated to be July 15, 2016.”
3.Amendment to Section 2.3. Section 2.3 of the Lease is hereby deleted in its entirety and replaced with the following:

“2.3    Rent Commencement Date. Tenant’s obligation to pay Basic Annual Rent and Additional Rent for the Leased Premises, subject to the provisions of Section 3.2, shall commence upon the Commencement Date.”

4.Amendment to Section 3.1. Section 3.1 of the Lease is hereby deleted in its entirety and replaced with the following:

“3.1    Basic Annual Rent3.1    Basic Annual Rent. Commencing on the Commencement Date, Tenant agrees to pay to Landlord as basic annual rent for the First Expansion Premises at such place as Landlord may designate, without prior demand therefore and without any deduction or set off whatsoever, except as expressly permitted herein, the sum of twenty and 13/100 dollars ($20.13) per rentable square foot per year for the First Expansion Premises. Commencing on the Commencement Date and continuing for a period until the day before the first anniversary of the Commencement Date (the “Second Expansion Premises Early Occupancy Period”), in addition to Basic Annual Rent payable in connection with the First Expansion Premises, Tenant agrees to pay to Landlord as Basic Annual Rent for the Second Expansion Premises at such place as Landlord may designate, without prior demand therefore and without any deduction or set off whatsoever, except as expressly permitted herein, the sum of ten and no/100 dollars ($10.00) per rentable square foot per year for the Second Expansion Premises payable in monthly installments of $20,833.33 (assuming a rentable square footage of 25,000 which shall be confirmed prior to occupancy). It is expressly understood that the $10.00 per rentable square foot per year rental amount for the Second Expansion Premises is intended to be the only rental payment due from Tenant to Landlord for the Second Expansion Premises during the Second Expansion Premises Early Occupancy Period, and Tenant shall not be required to pay Tenant’s Proportionate Share of Common Areas Expenses for the Second Expansion Premises during the Second Expansion Premises Early Occupancy Period. Upon the first anniversary of the Commencement Date, in addition to Basic Annual Rent payable in connection with the First Expansion Premises, Tenant agrees to pay to Landlord as Basic Annual Rent for the Second Expansion Premises at such place as Landlord may designate, without prior demand therefore and without any deduction or set off whatsoever, except as expressly permitted herein, the Basic Annual Rent (as determined on a per rentable square foot basis) as Tenant is then paying Landlord with respect to the First Expansion Premises. The amounts payable by Tenant hereunder are referred to herein as “Basic Annual Rent.” The Basic Annual Rent shall be due and payable in twelve (12) equal monthly installments to be paid in advance on or before the first day of each calendar month during the term of the Lease. Commencing on the first anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter, Basic Annual Rent shall escalate using a two and one-half of one percent (2.5%) annually compounded rate (the “Escalation Rate”). In the event the Commencement Date occurs on a day other than the first day of a calendar month, then rent shall be paid on such date for the initial fractional calendar month prorated on a per‑diem basis (based upon a thirty (30) day month).”
5.Amendment to Section 3.2. Section 3.2 of the Lease is hereby deleted in its entirety and replaced with the following:

“3.2    Rent Abatement.
(a)    Tenant shall be entitled to an abatement of Basic Annual Rent with respect to the First Expansion Premises in an amount equal to nine (9) full months of Basic Annual Rent payable with respect to the First Expansion Premises, which abatement shall be applied to the period commencing on the Commencement Date and until such abatement has been entirely applied, except that Tenant shall not be entitled to an abatement of a portion of the Basic Annual Rent in the amount equal to sixty-five cents ($0.65) per rentable square feet of the First Expansion Premises, which amount shall otherwise be paid as required by Section 3.1 above.

(b)    Tenant shall be entitled to an abatement of Basic Annual Rent with respect to the Second Expansion Premises in an amount equal to seven (7) full months of Basic Annual Rent payable with respect to the Second Expansion Premises, which abatement shall be applied to the period commencing on the first anniversary of the Commencement Date and until such abatement has been entirely applied, except that Tenant shall not be entitled to an abatement of a portion of the Basic Annual Rent in the amount equal to sixty-seven cents ($0.67) per rentable square feet of the Second Expansion Premises, which amount shall otherwise be paid as required by Section 3.1 above.”

6.Amendment to Section 4.1(i). Section 4.1(i) of the Lease is hereby deleted in its entirety and replaced with the following:

“(i)    “Tenant’s Proportionate Share” shall mean the percentage derived from the fraction, the numerator of which is the rentable square footage of the Leased Premises, the denominator of which is the rentable square footage of the Building. Upon the Commencement Date the Tenant’s pro‑rata share is 66.667% Notwithstanding the foregoing, if the Building does not have ninety-five percent (95%) occupancy during an entire calendar year, then the variable cost component of “Common Area Expenses” shall be equitably adjusted so that the total amount of Common Area Expenses equals the total amount which would have been paid or incurred by Landlord had the Building been ninety-five percent (95%) occupied for the entire calendar year. In no event shall Landlord be entitled to receive from Tenant and any other tenants in the Building an aggregate amount in excess of actual Common Area Expenses incurred by Landlord.”
7.Headings. The captions and headings of the various sections of this Amendment are for convenience only and are not to be construed as defining or as limiting in any way the scope or intent of the provisions hereof. Wherever the context requires or permits, the singular shall include the plural, the plural shall include the singular, and the masculine, feminine and neuter shall be freely interchangeable.

8.Entire Amendment. This Amendment contains all Amendments between the Landlord and Tenant with respect to the matters set forth herein, and no Amendment not contained herein shall be recognized by Landlord and Tenant. In the event of any amendment or modification of this Amendment, the amendment or modification shall be in writing signed by Landlord and Tenant in order to be binding upon Landlord and Tenant. This Amendment is only for the benefit of Landlord and Tenant, and no third party shall be entitled to rely on the provisions of this Amendment. In the event of a conflict between the provisions of this Amendment and the Lease, the provisions of this Amendment shall control.

9.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original. An executed counterpart of this Amendment transmitted by facsimile shall be equally as effective as a manually executed counterpart.

10.Authority. Each individual executing this Amendment does thereby represent and warrant to each other person so signing (and to each other entity for which such other person may be signing) that he or she has been duly authorized to deliver this Amendment in the capacity and for the entity set forth where she or he signs.

{Signature Page Follows}

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

LANDLORD:	BG SCENIC POINT OFFICE 2 L.C., a Utah limited liability company

By:	_______________________ Name: Ray M. Beck Title: Manager

TENANT:	HEALTHEQUITY, INC., a Delaware corporation

By:
Name: __________________________
Title: ___________________________

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